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                                    Exhibit 5



                                                                  March 29, 1996

BRE Properties, Inc.
One Montgomery Street, Suite 2500
Telesis Tower
San Francisco, California  94104

Re: BRE Amended and Restated Non-Employee Director Stock Option Plan and Assumed Real Estate Investment Trust of California 1991 Stock Option Plan
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Ladies and Gentlemen:

     This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the "Registration Statement") registering a total of 590,950 shares of Common Stock of BRE Properties, Inc. (the "Company") under the subject plans.

     We are of the opinion that, subject to the effectiveness of the Registration Statement, the shares of Common Stock of the Company to be sold pursuant to the above plans will be legally and validly issued, fully paid and non-assessable. In giving this opinion, we assume that the shares of Common Stock to be sold pursuant to such plans will be issued in accordance with the terms of the applicable plan.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        FARELLA, BRAUN & MARTEL